Exhibit 99

      TeleCommunication Systems, Inc. Reports First Quarter 2004 Results



          Gross Profit Grows to $12.9 Million on $32.8 Million Revenue
            in Quarter; Company Affirms Full Year Profit Expectation;
                    Enterprise Division Integration on Track


    ANNAPOLIS, Md., April 28 /PRNewswire-FirstCall/ -- TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in wireless data technology, today announced results for the quarter ended March 31, 2004.

    The March 2004 quarter is the first period to include the operating results of the Enterprise Segment, which was acquired from Aether Systems, Inc. effective January 1, 2004. TCS reported total revenue for the quarter of $32.8 million, up $13.5 million from the first quarter of last year. The new Enterprise Segment contributed $12.6 million revenue to the first quarter.

    Overall gross profit of $12.9 million for the quarter was up $4.6 million or 56% from first quarter 2003's $8.2 million. The company's overall gross margin was 39% in the most recent quarter, vs. 43% a year ago, reflecting the Enterprise segment's lower average margins than the Carrier and Government segment margins comprising all of Q1-03's business.

    TCS reported a net loss for the quarter ended March 31, 2004 of $3.4 million, or ($0.10) per share (basic and diluted), a 15% improvement from the first quarter 2003 net loss of $4.0 million or ($0.14) per share. Noncash charges in Q1-04 were $3.3 million, including $0.5 million of debt financing amortization related to the private placement completed during the first quarter, vs. Q1-03's $3.1 million of depreciation and amortization. Management believes that Adjusted Operating Income or Loss, computed before non-cash charges, is a useful measure in assessing operating performance and liquidity in addition to but not as a substitute for earnings measured in accordance with generally accepted accounting principles, because it is indicative of the availability of discretionary funds and the capacity to service debt. The company's first quarter Adjusted Operating Loss was ($0.01) per share (basic and diluted) in 2004 vs. a loss of ($0.03) per share (basic and diluted) in 2003.

    "This was a busy, productive quarter for TCS management as we closed on our acquisition of the Enterprise Division, opening major new markets to us, and we commenced integration of Enterprise operations into TCS," commented Maurice B. Tose, TCS' Chairman, President and CEO. "We are very pleased that in its first quarter as part of our company, the Enterprise operations made a modest positive cash contribution to overall results. The operating highlights summarized in this release indicate that much was accomplished this quarter that lays a solid foundation for the year.

    "As anticipated when we reported last quarter's results, we have come to expect lower Government spending on Solutions like ours during the first half of the year, and this was reflected in 2004's first quarter. Looking out to the balance of 2004, we see strong and growing demand from our Government customers, as well as improving prospects for Carrier and Enterprise software based systems and service bureau operations. We, therefore, continue to expect an improved second quarter and strong second half, similar to the pattern of our experience of the last two years, which will generate a healthy overall company profit for the year," concluded Tose.


    OPERATIONAL HIGHLIGHTS

    Enterprise Segment

    * TCS completed the acquisition of Enterprise Mobility Solutions Division of Aether Systems, Inc. (which is now TCS's Enterprise Segment), bridging wireless data solutions for carrier and enterprise requirements. The Frost & Sullivan Strategic Acquisition Award was presented to TCS in recognition of the merits of this transaction.

    * marketStream was rolled out in Europe creating streaming quotes for financial instruments served by GPRS networks, substantially expanding the company's addressable market for mobile access to financial market data.

    * TCS signed an agreement with AT&T Wireless as a GPRS network data solutions provider, supporting next generation BlackBerry(TM) handhelds. Last week the Company announced its first major new customer in connection with this agreement, law firm Piper Rudnick.

    Carrier Segment

    * The Company's relationship with Lucent Technologies was substantially expanded after extensive mutual planning and analysis. TCS is now Lucent's Short Message Service Center partner of choice and a reseller of Lucent platforms to support SMSC.

    * TCS was awarded 2 additional wireless patents: a wireless prepaid real time web-based reporting patent, and a patent for technology that allows an Overwrite Feature, which eliminates obsolete information service messages. This brings the owned patent total (including patents purchased as part of the Enterprise acquisition) to 17. The Company now has submitted over 70 additional domestic and international patent applications, and it has taken steps during the quarter to enhance protection of its intellectual property rights.

    * Centennial Wireless, one of the largest independent wireless telecommunications service providers in the United States and the Caribbean, signed a five year contract extension with TCS to deliver Phase I and Phase II E9-1-1 services to Centennial's U.S. and Caribbean customers.

    * MetroPCS, a provider of wireless communications services in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas, began utilizing TCS precise position-determining services.

    * The Service Bureau business unit also entered into new multi-year Enhanced 911 contracts with NTELOS, Northcoast PCS, Thumb Cellular, Taylor Telecommunications, and Northwest Missouri Cellular, representing over 400,000 wireless subscribers.

    * The TCS Xypoint Location Platform (XLP) Assisted Global Positioning Center (A-GPS) Server for GSM/GPRS-based systems was announced. It is designed to enable new, revenue generating applications and services with minimal impact on an operator's network. The precise location capabilities available through the XLP are based on A-GPS technology and allow mobile operators to increase revenues by enabling compelling and accurate location based services for their subscribers such as 'Where is my Nearest,' 'Find my Friends' and 'Route Planner.'

    * The latest generation Wireless Messaging Gateway was launched, providing expanded support for interoperable wireless applications using a single platform.

    * TCS's Voice over Internet Protocol (VoIP) E9-1-1 Service was announced with a set of comprehensive capabilities meant to address the broad range of challenges for emergency services which are currently posed by Voice over IP technologies.

    * A scalable solution was announced for mobile operators within the European Union (EU) to address E112 wireless emergency services call requirements. The EU E112 mandate requires that all mobile operators who are technically able to offer location-based services to their subscribers must forward the 112 emergency caller's location information to emergency services.

    Government Segment

    * Our installed base of Swiftlink(TM) deployable communication systems increased in the quarter with shipment of 40 units, and product development efforts have continued. We anticipate launch during the second quarter of a new model that can operate on WiFi, GPRS, Iridium and VSAT networks, a prototype of which was demonstrated at this year's CTIA conference in March.

    * Mike Bristol joined the company with a commitment to build on the momentum of our Government Solutions Segment's growth and margin expansion over the last several years. His background of large and small company leadership, and experience on both sides of the federal procurement process qualify him well to take this business to the next level.

    * The segment's engineers completed deployment of a high-speed, redundant international satellite connection between the U.S. Internet and Bahrain. Commercial voice and data traffic is being transmitted to and from Bahrain via one of TCS' International Gateway Facility teleport earth stations in Manassas, Virginia.

    FINANCIAL DETAILS

    Revenue and Gross Profit (revenue minus direct cost of revenue):

    Total revenue was $32.8 million in the first quarter of 2004, up 34% from $24.4 million in the fourth quarter of 2003, and up 70% from $19.3 million in the first quarter of 2003. The addition of $12.6 million of revenue from the acquired Enterprise segment more than offset the expected sequential decrease in sales resulting from reduced revenue from the seasonally strong fourth quarter in the company's Government Network Solutions segment, and lower software revenue.

    The composition of first quarter revenue was as follows:

    ($ millions)           Government    Carrier     Enterprise     Total

    Service bureau
     and subscriber           $  -        $ 9.1        $11.6        $20.7
    Software systems             -          3.5          1.0          4.5
    Network solutions          7.5            -            -          7.5
        Total                 $7.5        $12.6        $12.6        $32.8

    Total gross profit (revenue minus direct cost of revenue) was $12.9 million or 39% of revenue in the first quarter of '04, up from $12.5 million and 51% of revenue in the fourth quarter of 2003, and up from $8.2 million and 43% of revenue in the first quarter of last year. The average gross margin was lower than last year's first quarter mainly because of the inclusion in the most recent quarter's mix of the new Enterprise segment's Blackberry reseller business, which has lower average margins than other company operations.

        Service bureau and subscriber revenue, substantially all of which is month-after-month charges to customers, was $20.7 million in the first quarter of 2004, up $11.4 million from the preceding quarter, due to the addition of Enterprise revenue from mobile office, finance, and asset customers. Service bureau revenue was flat quarter-to-quarter, as higher revenue from incremental maintenance and deployment services was offset by the effect of a carrier customer's correction of the subscriber counts on which its E-911 service billings are based. Service bureau revenue growth is expected to resume in Q2-04.

        The gross profit from TCS service bureau and subscriber business was $7.7 million or 37% of revenue in the most recent quarter, up 46% or $2.4 million from $5.3 million and 56% of revenue in Q4-03, reflecting the addition of gross profit from the Enterprise business.

        Software systems revenue was $4.5 million in the first quarter of 2004, down from fourth quarter 2003 sales of $5.0 million, but up from first quarter 2003 revenue of $3.6 million. The first quarter '04 revenue includes $1 million from the Enterprise segment. Sales to carriers were primarily messaging product related, and Enterprise revenue represents mobile asset deployments using the company's Fusion(TM) platform, with significant customization in deliverables to both market segments.

        The gross profit from software systems was $1.9 million or 43% of revenue in Q1-04 vs. $3.4 million or 68% of revenue in the preceding quarter, and $1.9 million and 53% of revenue in the first quarter of last year. The most recent quarter's revenue was comprised of a higher proportion of lower margin custom work and maintenance than high-margin license revenue in the prior periods.

        Government Network Solutions revenue from systems integration and digital communications projects largely for government customers was $7.5 million in the first quarter of 2004, compared to $10.0 million in the prior quarter, and $8.1 million in the first quarter of 2003. The lower sequential network solutions revenue reflects the variability of project timing and the seasonally stronger second half that the company has experienced in this market.

        The gross profit from Government Network Solutions was $3.3 million or 44% of revenue, vs. $3.9 million and 39% of revenue last quarter and $2.8 million or 34% of revenue in the first quarter of 2003. While the volume of business in the most recent quarter was seasonally low, the mix of revenue was favorably affected by the growing proportion of billings for systems with proprietary technology, including Swiftlink(TM) systems.

    Operating Expenses:

    Overall cash operating expenses (R&D, sales and marketing, and G&A) for the first quarter of 2004 were $12.7 million. This is an increase of $3.3 million from the fourth quarter of '03, of which $2.5 million represents expenses associated with the Enterprise segment.

    Research and development expenses for the quarter were $5.0 million, of which $0.3 million was for Enterprise projects, mainly enhancements to Mobile Asset and Mobile Finance software, and the balance was invested primarily in wireless carrier enhanced services technology for location-based and messaging services. This spending level compares to R&D investments of $4.2 million in the preceding quarter.

    Sales and marketing expenses totaled $3.2 million, up from $2.2 million in the previous quarter, with the increase all due to addition of the sales force and resources for addressing the Enterprise market.

    General and administrative expenses were $4.5 million in the first quarter of 2004, up from $2.9 million in the previous quarter, with the increase primarily associated with the Enterprise segment.

    Net loss for the first quarter 2004 was $3.4 million, or ($0.10) per basic and diluted share, compared to $4.0 million, or ($0.14) per basic and diluted share in the first quarter of 2003 and a $1.4 million profit or $0.05 basic earnings per share ($0.04 diluted) in the fourth quarter of 2003. Basic per share figures were computed on the basis of 32.9 million, 30.2 million, and 29.6 million weighted average outstanding shares, respectively, in Q1-04, Q4- 03, and Q1-03.

    The company's cash and cash equivalents balance was approximately $20 million at March 31, 2004 versus $19 million at December 31, 2003. There were no borrowings under the Company's $15 million bank line of credit except for the balance on the $2.5 million term loan borrowed in December 2003.

    CONFERENCE CALL

    The company has scheduled a conference call for tomorrow, Thursday, April 29, 2004 at 8:30 AM EDT. During the call, Maurice B. Tose, Chairman, President and CEO, and Tom Brandt, Senior Vice President and CFO, will discuss first quarter results and other corporate information. Investors can call 1-877-691-0878 (domestic) and 1-973-582-2741 (international) prior to the 8:30
AM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tose. A replay of the call will be available on Thursday, April 29, 2004 beginning at 11:30 AM EDT and will be accessible until May 10,2004 at 5:00 PM EDT. The replay call-in number is 1-877-519-4471 for domestic callers and 1-973-341-3080 for international listeners. The access number is 4718005. The conference call will also be broadcast simultaneously on the company's web site, www.telecomsys.com or http://www.viavid.net/detailpage.aspx?sid=00001B5D.
Investors should click on the Investor Info tab and are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the TCS website.

    ABOUT TELECOMMUNICATION SYSTEMS, INC.

    TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS) is a leading provider of mission critical wireless data solutions to carriers, enterprise and government customers. TCS' wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications to government customers. For more information visit www.telecomsys.com.

    This press release discloses the Company's net income/(loss) before non-cash charges (depreciation, amortization, and other non-cash expenses), which may be considered a non-GAAP financial measure. As used herein, "GAAP" refers to generally accepted accounting principles in the United States. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that Adjusted net income/loss is an appropriate measure of evaluating its operating performance and liquidity because the measure is indicative of the Company's availability of discretionary funds and its capacity to service its debt, and thereby provides additional useful information to investors regarding its financial condition and results of operations. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non- GAAP measure included in the Company's press release has been reconciled to the nearest GAAP measure as is required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward- looking include, but are not limited to, Mr. Tose's comment that the Company expects strong and growing demand from Government customers as well as improving prospects for Carrier and Enterprise software-based systems and service bureau operations; and Mr. Tose's comment that the Company expects to see an improved second quarter and strong second half, which will generate a healthy profit for the year.

    The actual results realized by the Company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission
(SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) reach profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company's operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities, such as the Enterprise net assets acquired from Aether Systems, Inc. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                         TeleCommunication Systems, Inc.
                      Consolidated Statements of Operations
                  (amounts in thousands, except per share data)


                                                  Three months ended March 31,
                                                     2004               2003
                                                                     (unaudited)
    Revenue
      Service bureau and subscriber                $20,736            $ 7,555
      Software systems                               4,537              3,608
      Network solutions                              7,484              8,129
          Total revenue                             32,757             19,292

    Operating costs and expenses
      Direct cost of service bureau and
       subscriber revenue                           13,067              4,006
      Direct cost of software systems revenue        2,604              1,685
      Direct cost of network solutions revenue       4,199              5,360
      Research and development expense               5,046              3,915
      Sales and marketing expense                    3,190              2,393
      General and administrative expense             4,487              2,903

      Non-cash stock compensation expense              357                373
      Depreciation and amortization of
       property and equipment                        1,732              1,545
      Amortization of identifiable
       intangible assets                               532                138
      Amortization of software
       development costs                                87              1,030
        Subtotal non-cash operating expenses         2,708              3,086
        Total operating costs and expenses          35,301             23,348

    Loss from operations                            (2,544)            (4,056)

    Cash interest expense                             (263)              (232)
    Non-cash financing cost                           (544)               (44)
    Other (expense) / income, net                      (95)               284

    Net loss                                       $(3,446)           $(4,048)

    Loss per share, basic and diluted              $ (0.10)           $ (0.14)

    Weighted average shares outstanding-
     basic and diluted                              32,922             29,568


    Management believes that Adjusted Operating Income/(Loss), excluding non-cash charges, in conjunction with the complete Statement of Operations, is helpful in assessing the operating performance of the Company. It is calculated by adjusting GAAP net income/(loss) to exclude the effects of non- cash compensation expense, depreciation and amortization, amortization of software development costs, amortization of identifiable purchased intangible assets, and non-cash interest expense. A reconciliation to net income/(loss) follows:


    Net loss                                       $(3,446)           $(4,048)
      Add back non-cash operating expenses           2,708              3,086
      Add back non-cash financing cost                 544                 44
      Total non-cash charges                         3,252              3,130
    Adjusted operating income/(loss),
     excluding non-cash expenses                   $  (194)           $  (918)

    Adjusted operating income/(loss) per share     $ (0.01)           $ (0.03)


                         TeleCommunication Systems, Inc.
                      Condensed Consolidated Balance Sheets
                             (amounts in thousands)


                                                    March 31,     December 31,
                                                      2004            2003
    Assets                                        (unaudited)
       Current assets:
          Cash and cash equivalents                 $19,870           $18,785
          Accounts receivable, net                   23,400            20,208
          Unbilled receivables                       10,348             8,862
          Inventory, net                              2,891               451
          Other current assets                        4,029             1,915
                Total current assets                 60,538            50,221

       Property and equipment, net                   13,934            11,449
       Software development costs, net                  718               518
       Identifiable purchased intangible
        assets, net                                   6,287                 -
       Goodwill                                      13,046                 -
       Other assets                                   4,695             3,092
                Total assets                        $99,218           $65,280


    Liabilities and stockholders' equity Current liabilities:
          Accounts payable and accrued expenses     $21,620           $12,148
          Deferred revenue                            4,309             1,683
          Current portion of capital
           leases and notes payable                   9,700             7,852
                Total current liabilities            35,629            21,683

       Capital leases and notes payable,
        less current portion                          7,379             6,746

       Convertible subordinated
        debentures, net                               8,638                 -

       Total stockholders' equity                    47,572            36,851
                Total liabilities and
                 stockholders' equity               $99,218           $65,280




SOURCE  TeleCommunication Systems, Inc.
    -0-                             04/28/2004
    /CONTACT: Tom Brandt, Senior Vice President & CFO, +1-410-280-1001, brandtt@telecomsys.com, or Jeff Sim, Investor Relations, +1-410-280-1055, simj@telecomsys.com, both of TeleCommunication Systems, Inc./
    /Web site:  http://www.telecomsys.com
                http://www.viavid.net/detailpage.aspx?sid=00001B5D/
    (TSYS)

CO:  TeleCommunication Systems, Inc.
ST:  Maryland
IN:  TLS CPR
SU:  ERN CCA